EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT
THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective as of May 2, 2016 (hereinafter referred to as the “Effective Date”), by and between Mueller Water Products, Inc., a Delaware corporation, and Patrick M. Donovan (“Executive”). Executive acknowledges and represents that any and all prior agreements for Change in Control severance are terminated and replaced entirely by this Agreement.
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of Executive to the detriment of the Company and its shareholders; and
WHEREAS, both the Company and Executive are desirous that any proposal for a Change in Control will be considered by Executive objectively and with reference only to the business interests of the Company and its shareholders; and
WHEREAS, Executive will be in a better position to consider the Company’s best interests if Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Definitions
Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change-in-Control Severance Agreement.

(b)	“Anvil” means the Company’s Anvil business.

(c)
“Base Salary” means, at any time, the then regular annual rate of pay which Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(d)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	Executive’s conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty;

(ii)	Executive’s theft or embezzlement of property from the Company or Anvil;

(iii)
Executive’s willful and continued refusal to perform the duties of Executive’s position in all material respects (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), that continues for more than fifteen (15) business days after the Company gives Executive written notice of the failure, specifying what duties Executive failed to perform and an opportunity to cure within thirty (30) days;

(iv)	Executive’s fraudulent preparation of financial information with respect to the Company or Anvil;

(v)
Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company or Anvil, monetarily or otherwise; provided that no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or Anvil; or

(vi)
Executive’s willful violation of policies or procedures of the Company or Anvil, including but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect.

(g)	“Change in Control” means the occurrence of any one (1) or more of the following events:

(i)
Any Person (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities;

(ii)
During any period of not more than thirty-six (36) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (rounded up to the nearest whole number) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(iv)
The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect).

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)
“Committee” means the Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the full Board, or a committee of the Board, as appointed by the full Board to administer this Agreement.

(j)	“Company” means Mueller Water Products, Inc., a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(k)
“Disability” or “Disabled” means that Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least three (3) months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least twelve (12) months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits, among other possible evidence, shall be deemed conclusive evidence of Disability for purposes of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Federal Funds Rate” shall mean the “Federal Funds Effective Rate” as issued in the Money Rates column of The Wall Street Journal.

(o)
“Good Reason” means, without Executive’s express written consent, the occurrence on or after a Change in Control of any one (1) or more of the following to the extent that there is, or would be if not corrected, a material negative change in Executive’s employment relationship with the Company:

(i)
Following Executive’s appointment as President of Anvil, the assignment of duties to Executive that are materially inconsistent with Executive’s then-current authorities, duties, responsibilities, and status as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)	A material reduction by the Company of Executive’s Base Salary, as the same may be increased from time to time;

(iii)
The failure of the Company to continue in effect any of the Company’s material short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(iv)
The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 9 herein; and

(v)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by Executive to the Company.
Notwithstanding the foregoing and for the avoidance of doubt, a “Good Reason” event shall not have occurred if Executive is offered a position of comparable responsibility and compensation with the Company, Anvil or any successor of the Company or Anvil.
Unless Executive’s employment is terminated by the Company for Disability, Executive’s right to terminate his employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(p)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(q)
“Notice of Termination for Good Reason” shall mean a notice that (i) indicates the specific termination provision or provisions relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason and (iii) indicates a date of termination of employment. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination of employment not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given; provided that in the case of the events set forth in Article I, Section (o), subsections (i) or (ii), the date may be not less than twenty (20) days after the giving of such notice.

(r)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(s)
“Qualifying Termination” means Executive’s “separation from service” (as such term is used in Code Section 409A) upon any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(t)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.
Article 2. Severance Benefits
2.1Right to Severance Benefits. Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control and if, within twenty-four (24) calendar months thereafter, Executive’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.
Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or due to a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.

If benefits are triggered hereunder, and under another Company-related severance plan or program, the benefits under this Agreement shall be paid under the terms hereof, and any duplicative benefits under such other plan or program shall be forfeited.
2.2Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) calendar months after a Change in Control shall trigger the payment of Severance Benefits to Executive under this Agreement:

(a)	The Company’s involuntary termination of Executive’s employment without Cause; and

(b)	Executive’s voluntary employment termination for Good Reason.
For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or voluntary normal retirement (as such term is defined under the then established rules of the Company’s tax-qualified retirement plan), Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.
2.3Description of Severance Benefits. In the event Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to Executive and provide him with the following Severance Benefits:

(a)
A lump-sum amount equal to Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to Executive through and including the Effective Date of Termination.

(b)
A lump-sum amount equal to Executive’s annual bonus award earned as of the Effective Date of Termination, based on actual year-to-date performance, as determined at the Committee’s discretion (excluding any special bonus payments). This payment will be in lieu of any other payment to be made to Executive under the annual bonus plan in which Executive is then participating for the plan year.

(c)
An aggregate amount equal to one and one-half (1.5) multiplied by the sum of the following: (i) the higher of: (A) Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the average of the actual annual bonus earned (whether or not deferred) by Executive under the annual bonus plan (excluding any special bonus payments) in which Executive participated in the three (3) years preceding the year in which Executive’s Effective Date of Termination occurs. The first installment shall be equal to 1/18th of the aggregate amount, and shall be paid within sixty (60) days following the Effective Date of Termination, and subsequent installments shall be paid on the last business day of each succeeding month; provided that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of a release as described in Section 10.1 before the payment date under this Agreement for each such installment. Each monthly installment thereafter shall increase by a percentage equal to l/12th of the Federal Funds rate in effect on the last day of the month preceding payment. All payments are subject to applicable taxes.

(d)
A lump-sum amount equal to 50% of the higher of: (i) Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (ii) Executive’s annual rate of Base Salary in effect on the date of the Change in Control. Such amount shall be in consideration for Executive entering into a non-compete agreement as described in Article 4 herein. All payments are subject to applicable taxes.

(e)
Upon the occurrence of a Change in Control, an immediate full vesting and lapse of all restrictions on any and all outstanding equity-based long-term incentives, including but not limited to stock options and restricted stock awards held by Executive. This provision shall override any conflicting language contained in Executive’s respective Award Agreements.

(f)
To the extent that Executive’s employer contribution account, other than for matching contributions, in the Mueller Water Products, Inc. Retirement Savings Plan (“RSP”) is forfeited upon termination of employment, a lump sum amount equal to the amounts forfeited under the RSP will be paid, subject to applicable taxes, during the sixty (60) day period following the Effective Date of Termination.

(g)
Continuation for twenty-four (24) months of Executive’s medical insurance and life insurance coverage. These benefits shall be provided by the Company to Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to Executive at the same coverage level and cost to Executive as in effect immediately prior to Executive’s Effective Date of Termination.

(h)	Executive shall qualify for full COBRA health benefit continuation coverage beginning upon the expiration of the aforementioned twenty-four (24) month period.

(i)
Notwithstanding the above, these medical and life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(j)
From Executive’s date of termination of employment until the earlier of (i) twenty-four (24) months following such date of termination or (ii) the date immediately prior to the date of Executive’s employment with a subsequent employer, the Company will provide Executive with outplacement services from a nationally recognized outplacement firm selected by Executive, subject to the limits described in this subsection. The aggregate amount paid by the Company for outplacement services will not exceed an amount equal to 35% of Executive’s annual rate of base salary as of the date of termination of employment (the “Total Outplacement Value”). Further, the cost for such services paid by the Company during any calendar year will not exceed the number of months in that calendar year during which Executive is entitled to this benefit multiplied by 1/24 of the Total Outplacement Value.

2.4Reduction of Severance Benefits. In no event shall any payment described in this Agreement exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined in accordance with the provisions of Code Section 280G) of both the payments under this Agreement and all other payments to Executive in the nature of compensation (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period”, as those terms are defined under Code Section 280G. In the event the Aggregate Payments are required to be reduced pursuant to this Section 2.4, the portions of the Aggregate Payments that would be paid latest in time will be reduced first and if multiple portions of the Aggregate Payments to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.
2.5Termination for Total and Permanent Disability. Following a Change in Control, if Executive’s employment is terminated with the Company due to Disability, Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.
2.6Termination for Retirement or Death. Following a Change in Control, if Executive’s employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company’s tax-qualified retirement plan), or death, Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.
2.7Termination for Cause or by Executive Other Than for Good Reason. Following a Change in Control, if Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to Executive through the Effective Date of Termination, plus all other amounts to which Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement.
2.8Notice of Termination. Any termination of Executive’s employment by the Company for Cause shall be communicated by Notice of Termination to the other party. Termination by Executive for Good Reason requires delivery of a Notice of Termination by Executive for Good Reason given to the Company’s Senior Vice President of Human Resources within ninety (90) days of the occurrence of the event giving rise to the Notice, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.
Article 3. Form and Timing of Severance Benefits
3.1Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(d) herein shall be paid in cash to Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date. Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to Executive described under Section 2.3 herein upon his or her termination of employment that (A) constitute “deferred compensation to an Executive under Section 409A; (B) are not exempt from Section 409A on account of separation of service (within the meaning of Section 409A) and (C) are otherwise payable within 6 months after Executive’s termination of employment shall instead be made on the date 6 months and 1 day after such termination of employment, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence.
3.2Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

Article 4. Noncompetition and Confidentiality
In the event Executive becomes entitled to receive Severance Benefits as provided in Section 2.3 herein, the following shall apply:

(a)
Noncompetition. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, Executive shall not: (i) directly or indirectly act in conceit or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act).

(b)
Confidentiality. The Company has advised Executive and Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)
Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(d)
Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Non-Disparagement. At all times, Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.
Article 5.
Reserved.
Article 6. The Company’s Payment Obligation
6.1    Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any party of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(g) and 2.3(h) herein.
6.2    Contractual Rights to Benefits. This Agreement establishes and vests in Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 7. Term of Agreement
This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years. However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six (6) months prior to the end of such term stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of such term.
However, in the event of a Change in Control, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.
Article 8. Legal Remedies
8.1    Payment of Legal Fees. If Executive incurs reasonable legal fees or other expenses (including expert witness and accounting fees) on or after the date of the Company’s announcement of a Change in Control and within a reasonable time after the Change in Control occurs, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive’s legal counsel), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis for such fees and expenses. Reimbursement of legal fees and expenses shall be made monthly within ten (10) days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim. Notwithstanding the foregoing, any reimbursement payment must be paid to Executive by the end of the calendar year next following the calendar year in which Executive incurs the related fees or expenses.
8.2.    Dispute Resolution; Mutual Agreement to Arbitrate.

(a)
Executive and Employer agree that, except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with Employer, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with Employer is terminated and he contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

(b)
This Section covers all common law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against Employer and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of Employer, to the extent such claims involve, in any way, this Agreement or Executive’s employment with Employer. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge.

(c)
The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If the party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If the party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If the party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within fifteen (15) business days from the date of receipt of the Demand.

(d)	Any arbitration shall be held in Atlanta, Georgia (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

(e)
The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

(f)	The arbitrator may award any relief otherwise available to the parties by law or equity.

(g)	The parties are limited to two (2) depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

(h)
Any hearing in this matter shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within thirty (30) days of the last hearing day.

(i)
Unless Executive objects, Employer will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or wherethe findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

(j)
The provision s of this Section are severable, meaning that if any provision in this Section 8.2 (“Dispute Resolution: Mutual Agreement to Arbitrate”) is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect; provided, however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Section, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

(k)
Executive acknowledges that prior to accepting the provisions of this Section 8.2 and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Section. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Section.

Initials: Executive ____________ the Company ____________

Article 9. Successors
9.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
9.2    Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.
Article 10. Miscellaneous
10.1    Release. As a condition of receiving any severance payments under this Agreement, Executive must sign and not revoke, within the deadlines provided by the Company and in compliance with applicable federal and/or state laws, a written release of all claims against the Company and its affiliates, directors, officers, and employees, including, without limitation, claims relating to employment discrimination of any kind, wage payment, breach of contract, claims for workers compensation, unemployment, disability and severance claims that Executive has or may have at the termination of employment. In addition, Executive will agree not to sue the Company or any other entities or persons released.
10.2    Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between Executive and the Company or any of its subsidiaries. Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).
10.3    Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. In addition, the payments provided for under this Agreement in the event of Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.
10.4    Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.
10.5    Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
10.6    Conflicting Agreements. Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs or any employment agreement with Executive, this Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs or employment agreement, where applicable.
10.7    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
10.8    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.
10.9    Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.
[Signature Page Follows]

[Signature Page - Executive Change in Control Severance Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
MUELLER WATER PRODUCTS, INC.

By:    /s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and
Chief Executive Officer

Patrick M. Donovan
Patrick M. Donovan